INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

Exhibit (d)(7)(viii)

October 1, 2023

Voya Equity Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement to the Expense Limitation Agreement ("ELA") between Voya Investments, LLC ("VIL") and Voya Equity Trust ("VET"), on behalf of Voya SmallCap Opportunities Fund (the "Fund"), intending to be legally bound hereby, VIL, the investment manager to the Fund, agrees that, from October 1, 2023 through October 1, 2024, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be as follows:

			Maximum Operating Expense Limit
Name of Fund			(as a percentage of average net assets)
				Share Classes
	A	C	I	P3	R	R6	T	W
Voya SmallCap	1.30%	2.05%	0.95%	N/A	1.55%	0.85%	1.30%	1.05%
Opportunities Fund

We are willing to be bound by this letter agreement to lower our fees for the period from October 1, 2023 through October 1, 2024. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply. VIL acknowledges that

(1)it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future. This letter agreement shall terminate upon termination of the ELA.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

October 1, 2023

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VET.

Very sincerely,

By: /s/ Todd Modic___________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Equity Trust

By:	/s/ Andrew K. Schlueter
Name:	Andrew K. Schlueter
Title:	Senior Vice President, Duly Authorized